ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:                                             KCSA Worldwide
Company Contact:                                              Michael Cimini / Garth Russell
Ken Chymiak (9l8) 25l-2887                                       (212) 896-1233 / (212) 896-1250
David Chymiak (9l8) 25l-2887                                        mcimini@kcsa.com / grussell@kcsa.com

ADDvantage Technologies Reports Second Quarter Results

BROKEN ARROW, Oklahoma, May 8, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced the financial results for its fiscal 2006 second quarter ended March 31, 2006.

Revenue for the 2006 second quarter increased 25.5% to $12.4 million from $9.9 million in the second quarter of 2005. During the quarter gross profit increased to $4.1 million, or 33% of total revenue, from $3.5 million, or 36% of total revenue, in the second quarter last year.

Net income attributable to common stockholders in the second quarter of 2006 was $866,798, or $0.09 per diluted share, compared to $878,238 or, $0.09 per diluted share in the year-earlier period. Net income for the prior year did not include the effect of a new accounting requirement for the expensing of stock option grants totaling $88,537 as well as incremental costs related to increasing the bad debt reserve, the recruitment of a new chief financial officer and the increased professional fees associated with changing our independent accountant, totaling approximately $220,000.

For the six months ended March 31, 2006, revenue totaled $27.2 million compared to $22.2 million in the same period last year, an increase of 23%. During the first six months gross profit increased to $9.2 million, or 33.7% of total revenue, from $7.6 million, or 34.2% of total revenue, in the same period of fiscal 2005.

For the six months ended March 31, 2006, net income was $2.4 million or $0.24 per diluted share compared to net income of $2.2 million or $0.22 per diluted share for the same period of the prior year.

Kenneth A. Chymiak, ADDvantage Technologies Group President and CEO, commented, “Overall, our performance this quarter was good. Consistent revenue growth reflects our position as the leading distributor of new and refurbished equipment in the multi-billion dollar cable television industry. This past quarter, we experienced strong demand for our new equipment offerings, however, demand for our higher margin refurbished product offerings was slightly lower. During the quarter we also experienced increased operating expenses including recognizing stock grant compensation, bad debt accrual and increased professional fees. For the balance of fiscal 2006, we anticipate the demand for our refurbished products to increase and improve consolidated margins.”

“We continue to build on our previous success and enhance our prospect for long-term growth. Recently, we appointed Dan O’Keefe as our new Chief Financial Officer. Dan’s business and finance background bolsters the capabilities of our senior management team as we grow our company organically and through strategic acquisitions. We also relocated our corporate headquarters and the headquarters of our subsidiary Tulsat to a new facility located only a short distance from their previous site. We believe this move will streamline operations and increase overall efficiencies, while enabling us to maintain our high level of customer service. Going forward, we will continue to improve our operational infrastructure and strengthen our leadership role to drive future results”

David E. Chymiak, ADDvantage Technologies Group Chairman of the Board, commented, “We remain confident about the market opportunity ahead of us over the remainder of fiscal 2006. We continue to experience growth in new product sales resulting from our strong relationships as a Value Added Reseller (“VAR”) of Scientific-Atlanta and Motorola broadband products. The demand for these two manufacturers’ product lines remains strong as the larger Multiple System Operators (MSOs) and regional telephone companies upgrade their systems. We expect this upgrade trend to continue as these providers compete head to head for customers by offering “Triple Play” bundled services of data, voice and video.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Jones Broadband International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Revenues	12,419,157	9,894,886	27,172,768	22,156,011

Operating Income	1,607,798	1,727,238	4,354,392	4,069,925

Net income	1,076,798	1,088,238	2,818,392	2,602,925

Net income attributable
to common stockholders	$ 866,798	$ 878,238	$ 2,398,392	$ 2,182,925

Earnings per share:
Basic	$ 0.09	$ 0.09	$ 0.24	$ 0.22
Diluted	$ 0.09	$ 0.09	$ 0.24	$ 0.22

Shares used in per share calculation
Basic	10,133,147	10,065,128	10,122,685	10,063,441
Diluted	10,172,143	10,117,578	10,182,106	10,117,972